SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                         Date of report: August 2, 2000

                             PrintOnTheNet.com, Inc.
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                           (Exact Name of Registrant)

                                    Delaware
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                            (State of Incorporation)

               000-14614                          65-0896930
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       (Commission File Number)      (I.R.S. Employer Identification No.)



4491 State Road 7, Suite 214, Fort Lauderdale, Florida                   33314
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(Address of Principal Executive Offices)                              (Zip Code)

                                 (954) 581-4233
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              (Registrant's Telephone Number, Including Area Code)


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          (Former name or former address, if changed since last report)

Item 5.       Other Items.

Appointment of Additional Directors

         Effective June 15, 2000, Messrs. Marc Reichenbaum, Adam Ross and George
F. Picket were appointed to serve on the Company's Board of Directors.

         Mark Reichenbaum is a shareholder of the Company and formerly served as the President of Medo Industries, Inc., a New York based producer of automotive air fresheners. Adam Ross is an investor in the Company and has served eight years as executive vice president of sales and marketing for Ross Printing, Inc., a Miami based full service printing company. George F. Pickett is currently retired. From February 1994 until May 1999, Mr. Pickett served as Chairman of the Board and Chief Executive Officer of Atlantic Southeast Airlines, Inc. ("ASA") and from September 1996 until May 1999 he served as Chairman of the Board and Chief Executive Officer of its publicly traded parent company ASA Holdings Inc. ("ASA Holdings"). Prior thereto, since 1979, he served as President and Chief Executive Officer of ASA. Delta Airlines Inc. acquired ASA and ASA Holdings in 1999.

Securities and Exchange Commission Inquiry

         In a letter dated June 29, 2000, the Company received notice from the Southeast Regional Office of the United States Securities and Exchange Commission (the "SEC Regional Office"), that an informal inquiry into transactions relating to the Company was being conducted. The Company was requested to voluntarily provide and will provide the SEC Regional Office with certain documents, as outlined in that letter. The letter from the SEC Regional Office to the Company states that the inquiry is confidential and should not be construed as an indication by the staff of that office that any violation of law has occurred, or as a reflection upon any person, entity or security that may be involved. Management of the Company intends to fully cooperate with respect to this informal inquiry. No specific allegations have been made; therefore, no conclusion can be reached as to what impact, if any, this inquiry may have on the Company or its operations.

Closing of Private Offering

         On July 25, 2000, the Company completed the private sale of 80 units (the "Offering"), consisting of 50,000 shares of the Company's Series B Convertible Preferred Stock (the "Preferred Stock"). The Preferred Shares sold in the Offering were not registered under the Securities Act of 1933, as amended (the "Act"), but were offered under a Regulation D exemption from the Act's registration requirements.

         Each Preferred Share is convertible into 20 shares of the Company's common stock. The Preferred Shares automatically convert into shares of the Company's common stock at such time as the Company has a sufficient number of shares of authorized common stock to permit the conversion of all of the Preferred Shares sold in the Offering. The holders of the Preferred Shares have one vote for each share of common stock issuable upon conversion of the Preferred Shares voting as a single class with the holders of the common stock on all matters, except as required by law. The Preferred

Shares rank junior to any shares of the Company's Series A Convertible Preferred Stock outstanding upon the completion of the Offering.

         There were net proceeds of approximately $7.5 million from the Offering (which does not include approximately $2.2 million of investments from a prior private placement which closed in February 2000 (the "Prior Placement") which converted into Units in the Offering), after the deduction of fees and expenses. The Company used a portion of these proceeds to fund the rescission offer made by the Company in connection with the Prior Placement. The balance of the net proceeds were principally used (i) to acquire shares from Benjamin and Samuel Rogatinsky (the "Rogatinskys"), former officers and directors of the Company,
(ii) to settle certain disputes involving the Company's guarantee of certain obligations, and (iii) for general working capital purposes.

                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 PRINTONTHENET.COM, INC.


DATED: August 2, 2000                            By:   /s/ Neal J. Polan
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                                                       Neal J. Polan
                                                       Chief Executive Officer


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